Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports First Quarter Fiscal 2020 Results

Company adjusts full-year fiscal 2020 outlook due to unfavorable currency impacts and weakening end markets

Racine, WI – July 31, 2019 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended June 30, 2019.

First Quarter Highlights:

•	Net sales of $529.0 million decreased 7 percent from the prior year, and decreased 3 percent on a constant-currency basis
•	Unfavorable foreign exchange rates and weaker end markets negatively impacted revenue and earnings
•	Operating income of $18.1 million was down 48 percent versus the prior year and adjusted operating income of $28.4 million was down 21 percent versus the prior year
•	Earnings per share of $0.16 decreased $0.27 from the prior year and adjusted earnings per share of $0.31 decreased $0.10 from the prior year
•	Lowering revenue and earnings outlook for fiscal 2020 due to recent significant slowdown in key end markets

“While our Building HVAC segment delivered another strong performance, this continued momentum was overshadowed by the stronger U.S. dollar and weaker end markets, which negatively impacted our results this quarter,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Although the first quarter was generally in line with our expectations, our outlook for the balance of the year has weakened across several of our key end markets, resulting in our reevaluation of our full year revenue and earnings guidance.”

Net sales decreased 7 percent in the first quarter to $529.0 million, compared with $566.1 million in the prior year.  On a constant-currency basis, net sales decreased 3 percent from the prior year.  This decrease was primarily driven by lower sales in the VTS and CIS segments, which was partially offset by higher sales in the Building HVAC segment.

Gross profit decreased 12 percent in the first quarter to $83.4 million, primarily driven by declines in the VTS and CIS  segments.  This was partially offset by higher gross profit in the Building HVAC segment, which increased by 18 percent on higher sales volumes. Overall gross margin decreased 90 basis points during the quarter to 15.8 percent, primarily due to lower margins in the VTS segment as a result of lower sales volumes, higher labor costs and tariff expenses, partially offset by lower commodity metal costs.

Selling, general and administrative (“SG&A”) expenses were $63.5 million in the first quarter, $4.2 million  higher than the prior year.  This increase was primarily due to $8.4 million of costs associated with the strategic review and potential sale of the VTS segment’s automotive business.  These costs consisted primarily of third-party consulting and advisory fees and were partially offset by lower compensation-related expenses.

Operating income was $18.1 million in the first quarter compared to $34.8 million in the prior year, a decrease of 48 percent.  This decrease was driven primarily by lower gross profit and higher SG&A expenses as compared to the prior year. During the first quarter of fiscal 2020, we recorded $1.8 million of restructuring expenses primarily related to employee severance expenses in Europe within the VTS segment, $8.4 million of costs related to the strategic review and potential sale of our automotive business, and $0.1 million of environmental charges.  In the prior year, restructuring expenses and certain other items totaled $1.2 million.  Excluding these items, adjusted operating income of $28.4 million was down 21 percent compared with $36.0 million in the prior year.

Earnings per share was $0.16, compared with $0.43 in the prior year.  This decrease was primarily due to lower operating income compared to the prior year, including the impact of lower sales volume and higher strategy costs.  Adjusted earnings per share decreased $0.10 in the first quarter to $0.31, compared with $0.41 in the prior year.  This decrease was primarily due to lower adjusted operating income as compared to the prior year.

First Quarter Segment Review

•
VTS segment sales were $326.5 million, compared with $352.8 million one year ago, a decrease of 7 percent.  On a constant-currency basis, sales were down 4 percent, driven primarily by lower sales across all end markets in Europe and lower off-highway sales in Asia, which were partially offset by higher sales to commercial vehicle customers in North America.  The segment reported gross margin of 13.8 percent, down 150 basis points from the prior year.  This decrease was primarily due to lower sales volume, higher labor costs and tariff expenses, partially offset by lower commodity metal costs.  Operating income of $17.3 million decreased $8.2 million compared to the prior year.  This decrease was due to lower gross profit, partially offset by lower SG&A expense as compared to the prior year.

•
CIS segment sales were $168.8 million, compared with $183.9 million one year ago, a decrease of 8 percent.  On a constant-currency basis, sales were down 6 percent, driven primarily by lower sales to data center and commercial HVAC&R customers. The segment reported gross margin of 14.4 percent, down 120 basis points, primarily due to lower sales volumes and unfavorable sales mix as compared with the prior year.  Operating income of $9.0 million was down $4.2 million, primarily due to lower gross profit.

•
Building HVAC segment sales were $49.0 million, compared with $45.0 million one year ago, an increase of 9 percent. On a constant-currency basis, sales were up 11 percent, driven primarily by higher sales of ventilation and heating products in the U.S.  The segment reported gross margin of 27.9 percent, 200 basis points higher than the prior year.  This improvement was primarily due to higher sales volume and favorable sales mix.  The segment reported operating income of $5.3 million, an increase of $2.1 million, primarily due to higher gross profit on higher sales volume compared with the prior year.

Balance Sheet & Liquidity

Total debt was $457.2 million as of June 30, 2019. Cash and cash equivalents at the end of the first quarter were $29.1 million. Net debt was $428.1 million as of June 30, 2019, an increase of $20.1 million from the end of fiscal 2019.

Net cash provided by operating activities for the quarter ended June 30, 2019 was $0.5 million compared with  a use of cash of $4.1 million one year ago. Free cash flow for the quarter was a use of $19.8 million.  Free cash flow was negatively impacted by $12.7 million of cash payments related to the potential sale of the automotive business and for restructuring activities.  In addition, we maintained higher inventory levels as of June 30, 2019, as compared with the prior-year end, primarily resulting from the need to increase stock of raw materials prior to resourcing purchases from overseas and in advance of the potential strategic separation of Modine’s automotive business.  We also repurchased $2.4 million of shares under our repurchase program during the first quarter.

Outlook

“Over the past few weeks, we have experienced a significant slowdown in several of our key end markets.  While our market share and programs remain stable in our VTS segment, automotive sales in North America and Asia, along with global off-highway sales, have weakened, as has our outlook for these markets for the balance of the year.  In addition, we have also revised our outlook for data center sales in the second half of the year, lowering sales volume expectations in our CIS segment.  In response to these market changes, we are focusing on ways to control costs and lower operating expenses, but despite these efforts, we are lowering our revenue and earnings guidance for fiscal year 2020.”

Modine provides the following updated guidance ranges for fiscal 2020, which are based on our current outlook and forecast and are inclusive of the automotive business:

•	Full fiscal year-over-year sales flat to down 5 percent;
•	Adjusted operating income of $120 million to $130 million; and
•	Adjusted earnings per share of $1.35 to $1.50.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, August 1, 2019 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its first quarter fiscal 2020 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after August 1, 2019. A call-in replay will be available through midnight on August 5, 2019, at 800-585-8367, (international replay 416-621-4642); Conference ID# 9185197. The company will post a transcript of the call it on its website, on August  5, 2019.

About Modine

Modine, with fiscal 2019 revenues of $2.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary segments: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (Building HVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2019 and under Forward-Looking Statements in Item 7 of Part II of that same report. Other risks and uncertainties include, but are not limited to, the following: the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our evaluation of strategic alternatives for our automotive business within the VTS segment; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S. or by its trade partners, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased component inventory, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2020 guidance includes adjusted operating income and adjusted earnings per share.  These are non-GAAP measures, which exclude certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with reviewing strategic alternatives for the automotive business in our VTS segment, acquisition and integration costs, impairment charges and certain other items.  These expenses or gains for the first quarter of fiscal 2020 are presented on page 8.  Estimates of these expenses and gains for the remainder of fiscal 2020 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

	Three months ended June 30,
	2019	2018
Net sales	$529.0	$566.1
Cost of sales	445.6	471.8
Gross profit	83.4	94.3
Selling, general & administrative expenses	63.5	59.3
Restructuring expenses	1.8	0.2
Operating income	18.1	34.8
Interest expense	(5.9)	(6.2)
Other expense - net	(1.1)	(1.1)
Earnings before income taxes	11.1	27.5
Provision for income taxes	(2.9)	(5.0)
Net earnings	8.2	22.5
Net earnings attributable to noncontrolling interest	(0.2)	(0.5)
Net earnings attributable to Modine	$8.0	$22.0

Net earnings per share attributable to Modine shareholders - diluted:	$0.16	$0.43

Weighted-average shares outstanding - diluted:	51.1	51.2

Condensed consolidated balance sheets (unaudited)

		(In millions)
	June 30, 2019	March 31, 2019
Assets
Cash and cash equivalents	$29.1	$41.7
Trade receivables	336.9	338.6
Inventories	216.2	200.7
Other current assets	69.7	65.8
Total current assets	651.9	646.8
Property, plant and equipment - net	479.1	484.7
Intangible assets - net	114.4	116.2
Goodwill	168.5	168.5
Deferred income taxes	98.2	97.1
Other noncurrent assets	89.2	24.7
Total assets	$1,601.3	$1,538.0

Liabilities and shareholders' equity
Debt due within one year	$155.0	$114.6
Accounts payable	272.9	280.9
Other current liabilities	130.3	121.6
Total current liabilities	558.2	517.1
Long-term debt	302.2	335.1
Other noncurrent liabilities	194.6	144.7
Total liabilities	1,055.0	996.9
Total equity	546.3	541.1
Total liabilities & equity	$1,601.3	$1,538.0

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)

	Three months ended June 30,
	2019	2018
Cash flows from operating activities:
Net earnings	$8.2	$22.5
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	18.9	19.4
Stock-based compensation expense	1.7	2.0
Deferred income taxes	(0.5)	1.0
Other - net	0.9	0.6
Changes in operating assets and liabilities:
Trade accounts receivable	1.6	(18.6)
Inventories	(15.0)	(21.7)
Accounts payable	(3.8)	15.4
Other assets and liabilities	(11.5)	(24.7)
Net cash provided by (used for) operating activities	0.5	(4.1)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(20.3)	(22.6)
Other - net	1.8	2.9
Net cash used for investing activities	(18.5)	(19.7)

Cash flows from financing activities:
Net increase in debt	13.0	33.2
Other - net	(7.5)	(5.6)
Net cash provided by financing activities	5.5	27.6

Effect of exchange rate changes on cash	(0.1)	(1.8)

Net (decrease) increase in cash, cash equivalents and restricted cash	(12.6)	2.0

Cash, cash equivalents and restricted cash - beginning of period	42.2	40.3

Cash, cash equivalents and restricted cash - end of period	$29.6	$42.3

Segment operating results (unaudited)

	Three months ended June 30,
	2019	2018
Net sales:
Vehicular Thermal Solutions	$326.5	$352.8
Commercial and Industrial Solutions	168.8	183.9
Building HVAC Systems	49.0	45.0
Segment total	544.3	581.7
Corporate and eliminations	(15.3)	(15.6)
Net sales	$529.0	$566.1

	Three months ended June 30,
	2019		2018
Gross profit:	$'s	% of sales	$'s	% of sales
Vehicular Thermal Solutions	$45.0	13.8%	$54.0	15.3%
Commercial and Industrial Solutions	24.3	14.4%	28.6	15.6%
Building HVAC Systems	13.7	27.9%	11.6	25.9%
Segment total	83.0	15.2%	94.2	16.2%
Corporate and eliminations	0.4	-	0.1	-
Gross profit	$83.4	15.8%	$94.3	16.7%

	Three months ended June 30,
	2019	2018
Operating income:
Vehicular Thermal Solutions	$17.3	$25.5
Commercial and Industrial Solutions	9.0	13.2
Building HVAC Systems	5.3	3.2
Segment total	31.6	41.9
Corporate and eliminations	(13.5)	(7.1)
Operating income (a)	$18.1	$34.8

(a) See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted financial results (unaudited)

	Three months ended June 30,
	2019	2018
Operating income	$18.1	$34.8
Automotive business strategy costs (a)	8.4	-
Restructuring expenses (b)	1.8	0.2
Environmental charges (c)	0.1	0.9
Acquisition integration costs (d)	-	0.1
Adjusted operating income	$28.4	$36.0

Net earnings per share attributable to Modine shareholders - diluted	$0.16	$0.43
Automotive business strategy costs (a)	0.12	-
Restructuring expenses (b)	0.03	-
Environmental charges (c)	-	0.02
Tax valuation allowance (e)	-	(0.04)
Adjusted earnings per share	$0.31	$0.41

(a)
During the first quarter of fiscal 2020, the Company recorded $8.4 million of SG&A expenses at Corporate related to its review of strategic alternatives for the automotive business within its Vehicular Thermal Solutions ("VTS") segment.These expenses primarily related to third-party professional services and included costs to prepare for a potential sale of the automotive business.The tax benefit related to these costs was $2.0 million.

(b)
Restructuring expenses primarily relate to employee severance expenses, largely resulting from targeted headcount reductions in Europe and the Americas within the VTS segment, and equipment transfer and plant consolidation costs.The tax benefit related to these costs in the first quarter of fiscal 2020 was $0.2 million.

(c)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to previously-owned U.S. manufacturing facilities in the VTS segment.

(d)	These costs related to the Company's acquisition and integration of the Luvata Heat Transfer Solutions business.

(e)	On June 30, 2018, the Company reversed a portion of the valuation allowance on its deferred tax assets in China, and, as a result, recorded an income tax benefit of $2.0 million.

Modine Manufacturing Company
Net debt (unaudited)

		(In millions)

	June 30, 2019	March 31, 2019
Debt due within one year	$155.0	$114.6
Long-term debt	302.2	335.1
Total debt	457.2	449.7

Less: cash and cash equivalents	29.1	41.7
Net debt	$428.1	$408.0

Free cash flow (unaudited)

		(In millions)

	Three months ended June 30,
	2019	2018
Net cash provided by (used for) operating activities	$0.5	$(4.1)
Expenditures for property, plant and equipment	(20.3)	(22.6)
Free cash flow	$(19.8)	$(26.7)

Net sales - constant currency (unaudited)

				(In millions)

	Three months ended June 30,
	2019			2018
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Vehicular Thermal Solutions	$326.5	$12.1	$338.6	$352.8
Commercial and Industrial Solutions	168.8	4.6	173.4	183.9
Building HVAC Systems	49.0	1.1	50.1	45.0
Segment total	544.3	17.8	562.1	581.7
Corporate and eliminations	(15.3)	-	(15.3)	(15.6)
Net sales	$529.0	$17.8	$546.8	$566.1

SOURCE: Modine Manufacturing Company

Investors:
Kathleen Powers
(262) 636-1687
k.t.powers@na.modine.com

Media:
Lori Swarthout
(262) 636-1651
l.a.swarthout@na.modine.com